Exhibit 99.1

AMERON ANNOUNCES SPECIAL DIVIDEND OF $3.00 PER SHARE AND $50 MILLION STOCK REPURCHASE PROGRAM, UTILIZING PROCEEDS OF THE COMPLETED TAMCO DIVESTITURE

PASADENA, California--(BUSINESS WIRE)--October 22, 2010--Ameron International Corporation (NYSE: AMN) today announced that its Board of Directors declared a special dividend of $3.00 per share of common stock, payable November 30, 2010 to stockholders of record on November 10, 2010. The Board of Directors also approved the Company’s repurchase from time to time of up to an aggregate of $50.0 million of its common stock. The Company further announced the completion of the previously-disclosed divestiture of its partial ownership of TAMCO, a steel mini mill.

The sale of the Company’s 50% ownership of TAMCO to Gerdau Ameristeel US Inc. was completed on October 21, 2010. The Company sold its TAMCO investment for $82.5 million, recognizing an estimated pretax gain of approximately $48.4 million. Under the terms of the sale, Ameron received proceeds of approximately $78.1 million, before post-closing working capital adjustments and other charges and payment of an estimated $19.5 million in income taxes related to the gain, and after deduction of $5.0 million to be held in escrow for a period of time to cover potential price adjustments and indemnification obligations related to the transaction.

The special dividend will total $27.7 million. The Company anticipates that repurchases will primarily be made from time to time in the open market at prevailing market prices. The repurchase program is expected to commence following the filing of the Company’s next annual report on Form 10-K in January 2011, and will be subject to market conditions and other factors, including black-out periods during which the Company is prohibited from trading in the Company’s common stock. Both the special dividend and the stock repurchases are expected to be funded from the Company’s existing cash balances, which totaled approximately $265.0 million after receipt of the TAMCO sale proceeds.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President stated, “Ameron’s investment and sale of TAMCO were beneficial, and we wish the employees of TAMCO well under Gerdau’s ownership. The sale permits the Company to focus on its other businesses, including core pipe systems for transmission of water and corrosive fluids and gases and infrastructure products.”

Marlen continued, “The sale of TAMCO eliminates the potential need for additional capital from the Company to maintain and expand TAMCO’s competitive position. Without the commitment to fund TAMCO and with the proceeds from the sale, we believe that the Company has sufficient cash to support both the special dividend and the stock repurchase program as well as to continue investing in growth opportunities. Over the last four years, the Company invested nearly $100 million in new plants, products and technologies, including four new fiberglass pipe plants in Brazil and Texas and a wind tower plant in California. Even with this unusually-high level of investment, cash balances grew due to the Company’s strong cash flow from operations. Looking forward, additional internal growth initiatives are being planned, and we continue to evaluate external acquisitions of related businesses.”

Marlen concluded, “This one-time cash dividend and the commencement of a stock repurchase program reflect our commitment to enhancing stockholder value. The decision to take these steps is based on the Company’s solid capitalization, our positive long-term outlook for the Company’s businesses, and our assessment that future cash flows and access to credit will permit continued investment. We expect internal growth opportunities and strategic acquisitions to continue to enhance shareholder value in the future.”

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

CONTACT:
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone:   626-683-4000